EXHIBIT 10.2
February 16, 2009
Mr. James C. Wachtman
Chief Executive Officer
TLCVision Corporation
16305 Swingley Ridge Road, Ste. 300
Chesterfield, MO 63017
Dear Jim:
This letter agreement confirms the engagement of Conway, Del Genio, Gries & Co., LLC (“CDG”) by TLC Vision Corporation (the “Company”), as its restructuring advisor and with respect to other financial matters as to which the Company and CDG may agree in writing during the Term (as determined pursuant to Section C below) of this engagement (“Agreement”). All references in this letter to this Agreement shall include Schedule I hereto and Attachment A thereto.
A. Scope of Services
CDG will:
I.	Perform general due diligence on the Company which will include gathering and analyzing data, evaluating the Company’s performance, and reviewing other information with current management in order to determine the extent of the Company’s financial challenges and opportunities;

II.	Perform due diligence on the Company’s capital structure, including a review of the applicable legal agreements;

III.	Evaluate the feasibility of strategic alternatives being considered by the Company given its current operating business, current capital structure and business prospects;

IV.	Review and assess the Company’s current liquidity forecast and assist management in modifying and updating such forecast based upon current information, CDG’s observations and other information as it becomes available;

V.	Assist the Company in the development of business plan alternatives (including detailed financial projections), which would be shared with its lenders and other parties in interest;

VI.	Assist the Company in presenting its business plan and restructuring plan to its various constituencies;

VII.	Communicate with the Company’s key constituents in order to gauge their receptivity towards a restructuring transaction and advise the Company regarding the feasibility and timing of a restructuring transaction based on the feedback.

VIII.	Assist the Company with negotiating any waivers, amendments or forbearance agreements as may by necessary;

IX.	Develop valuation and debt capacity analyses for the Company on a consolidated basis;

X.	Assist the Company in evaluating restructuring alternatives available to the Company and in the development and presentation of a formal amendment or restructuring proposal;

XI.	Assist the Company in subsequent restructuring discussions and negotiations with lenders, creditors, shareholders and other constituencies.

XII.	Assist in the development of material financial information (including operating reports, cash flow forecasts, and other financial analyses) important to the restructuring effort;

XIII.	Performing such other services and analyses relating to the restructuring effort as are or become consistent with foregoing items or as the parties hereto mutually agree.
In rendering its services to the Company hereunder, CDG is not assuming any responsibility for the Company’s underlying business decision to pursue (or not to pursue) any business strategy or to effect (or not to effect) any transaction. The Company agrees that CDG shall not have any obligation or responsibility to provide accounting or audit services for the Company or to otherwise advise the Company with respect to the tax consequences of any proposed transaction directly or indirectly related to our services hereunder. The Company agrees that CDG shall not have any obligation or responsibility to provide any fairness opinions or any advice or opinions with respect to solvency in connection with any transaction. The Company and CDG confirm that each will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.
Notwithstanding anything contained in this Agreement to the contrary, CDG makes no representations or warranties about the Company’s ability to (i) successfully complete a transaction or (ii) satisfy its obligations in full or (iii) maintain sufficient liquidity to operate its business.
B. Fees & Expenses
I.	For CDG’s financial advisory services provided pursuant to this Agreement, it is agreed that the Company shall pay CDG a monthly fee (the “Monthly Fee”), which shall be due and paid in cash by the Company upon the execution hereof and on the 16th of each month hereafter during the Term (as determined pursuant to Section C hereof) of this Agreement. The amount of the Monthly Fees are as follows:

Month 1	$200,000.00

Month 2	$175,000.00

Month 3 and each month thereafter until terminated	$150,000.00
II.	Expenses: In addition to the foregoing, CDG will bill monthly in arrears for the reimbursement of all of its reasonable out-of-pocket expenses (including but not limited to travel costs, lodging, meals, research, telephone and facsimile, courier, overnight mail and copy expenses), incurred in connection with CDG’s obligations under this Agreement, including the fees and disbursements of CDG’s attorneys (up to $10,000), plus any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in this Agreement. CDG will submit to the Company monthly invoices for all services rendered and expenses incurred hereunder. The Company shall reimburse CDG for such expenses whether or not any transaction contemplated by this Agreement shall be proposed or consummated.
For purposes of this Agreement, the term “Restructuring” shall mean any of the following: (x) recapitalization or restructuring with respect to the Company’s obligations (including, without limitation, through any exchange, conversion, cancellation, forgiveness, retirement and/or a material modification or amendment to the terms, conditions or covenants of any of the Company’s obligations (including, without limitation, joint ventures or partnership interests, capital or operating lease obligations, trade credits, pension and other employee benefit obligations and other contract obligations)), including pursuant to an exchange transaction, a solicitation of consents, waivers, acceptances or authorizations, a bankruptcy proceeding or reorganization, a refinancing or repurchase, or (y) a Sale (as defined below).
For purposes of this agreement, the term “Sale” shall mean the disposition to one or more third parties in one or a series of related transactions of (x) a significant portion of the equity securities of the Company by the security holders of the Company or (y) a significant portion of the assets (including the assignment of any executory contracts) or businesses of the Company or its subsidiaries, in either case, including through a sale or exchange of capital stock, options or assets, a lease of assets with or without a purchase option, a merger, consolidation or other business combination, an exchange or tender offer, a recapitalization, the formation of a joint venture, partnership or similar entity, or any similar transaction.
In the event CDG is requested or authorized by the Company or is required by government regulation, subpoena, or other legal process to produce CDG’s documents or CDG’s members, employees, agents or representatives as witnesses with respect to CDG’s services for the Company, the Company will reimburse CDG for its professional time and expenses, as well as the fees and expenses of CDG’s counsel, incurred in responding to such requests.
Based upon mutual discussion between the Company and CDG of the various issues which may arise in connection with CDG’s engagement hereunder, CDG’s commitment to the variable level of time and effort necessary to address such issues, the level of staffing requested by the Company and the market price for CDG’s engagements of this nature, the Company agrees that the fee arrangement hereunder fairly compensates CDG. The Company and CDG acknowledge and agree that the hours worked, the results achieved and the ultimate benefit to the Company of the work performed, in each case, in connection with this engagement, may vary, and that the Company and CDG have taken this into account in setting the fees hereunder.
To the extent that the Company requests that CDG perform additional services not contemplated by this Agreement, fees for and the scope of such services shall be mutually agreed upon by CDG and the Company, in writing, in advance.
C. Term
The term of CDG’s engagement as financial advisor to the Company (the “Term”) shall commence on the date hereof and continue until terminated by either party in accordance with the provisions of Section E hereof.
D. Staffing
CDG’s services will be led by Michael Gries and Benjamin Jones. CDG’s performance of this Agreement will also be staffed by other personnel possessing the requisite skills and experience necessary to achieve the objectives set forth above in an expeditious and effective manner.
E. Termination
Either party may terminate this Agreement on fifteen (15) days’ written notice; provided, however, that (a) termination in accordance with this Section E or through expiration of the Term shall not affect the Company’s continuing obligation to indemnify and to otherwise limit the liability of the Indemnified Parties (as defined herein) as provided for in this Agreement; and (b) CDG shall be entitled to (i) the fees earned and expenses incurred, as calculated in accordance with Section B, through the date of termination or expiration of the Term.
F. Certain Tax Disclosures
Notwithstanding anything herein to the contrary and except as reasonably necessary to comply with any applicable federal and state securities laws, the Company (and each employee, representative, or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of any transaction directly or indirectly related to our services hereunder and all materials of any kind (including opinions or other tax analyses) that are provided to any party relating to such tax treatment and tax structure. For this purpose, “tax structure” is any fact that may be relevant to understanding the tax treatment of any transaction directly or indirectly related to our services hereunder.
G. Miscellaneous
The Company recognizes and confirms that CDG in acting pursuant to this engagement will be using information in reports and other information provided by others, including, without limitation, information provided by or on behalf of the Company and any potential acquirors, and that CDG does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such reports and information. The Company represents that the disclosure materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they were made, not false or misleading. In addition, the Company represents and warrants that any information relating to the Company that is furnished to CDG by or on behalf of the Company or other relevant parties will be true, complete and correct in all material respects. The foregoing shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party (as defined elsewhere in this Agreement).
The Company agrees that any information or advice (written or oral) rendered by CDG, its affiliates or any of its representatives in connection with this engagement is for the confidential use of the Company and the Company will not and will not permit any third party to disclose or otherwise refer to such advice or information in any manner without CDG’s prior written consent.
The Company agrees to provide indemnification to and to limit liability of CDG and certain other persons in connection with CDG’s engagement hereunder in accordance with Schedule I, which is attached hereto and made a part hereof.
Any controversy or claim arising out of or relating to this Agreement or the services provided by CDG pursuant hereto (including any such matter involving any parent, subsidiary, affiliate, successor in interest, or agent of the Company or of CDG) shall be submitted first to voluntary mediation, and if mediation is not successful, then to binding arbitration, in accordance with the dispute resolution procedures set forth in Schedule I to this Agreement; provided, however, the provisions of this paragraph set forth above shall not apply at any time that the Company is a debtor under any applicable provision of the U.S. Bankruptcy Code (the “Code”); in such event the appropriate court having jurisdiction over the Company as a debtor shall resolve all controversies or claims arising out of this Agreement.
Should the Company become a debtor under any applicable provision of the Code, then the Company agrees to use its best efforts to obtain the approval of the court having jurisdiction over such case for the approval of this Agreement and CDG’s retention by the Company under the terms of this Agreement. CDG shall have no obligation to provide any services under this Agreement in the event that the Company should become a debtor under any applicable reorganization law unless CDG’s retention under the terms of this Agreement is approved by a final order of the appropriate court no longer subject to appeal, rehearing, reconsideration or petition for certiorari.
IN THE EVENT MEDIATION AND/OR ARBITRATION ARE UNAVAILABLE TO RESOLVE A DISPUTE BETWEEN THE PARTIES HERETO, THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING IN CONNECTION WITH OR AS A RESULT OF THE ENGAGEMENT PROVIDED FOR IN THIS AGREEMENT.
The Company expressly acknowledges that CDG has been retained solely as an advisor to the Company, and not as an advisor to or an agent of any other person, and that the Company’s engagement of CDG is not intended to confer rights upon any persons not a party hereto (including shareholders, employees or creditors of the Company) as against CDG, CDG’s affiliates or their respective directors, officers, agents and employees. It is further understood and agreed that CDG will act under this Agreement as an independent contractor with duties solely to the Company as and to the extent set forth herein and nothing in this Agreement or the nature of CDG’s services shall be deemed to create a fiduciary or agency relationship between CDG and the Company or its shareholders, employees or creditors. The obligations of CDG are solely entity obligations, and no officer, director, employee, agent, member, or controlling person shall be subjected to any personal liability whatsoever, nor will any such claim be asserted by or on behalf of any other party to this Agreement.
If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be void, invalid, or otherwise unenforceable, in whole or part, the remaining terms, provisions, covenants and restrictions contained in this Agreement shall remain in effect.
This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without reference to principles of conflicts of law other than Section 5-1401 of the New York General Obligations Law.
This Agreement shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.
Upon termination of this Agreement, CDG may publicly disclose its role as financial advisor pursuant to this Agreement; provided that if CDG’s engagement becomes public prior to termination of this Agreement by any reason other than disclosure by CDG, CDG may publicly disclose its role as financial advisor at such earlier time.
This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
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This Agreement is important to us and we appreciate the opportunity to serve you. If you are in agreement with the terms set forth herein, please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning this letter along with a check for the first Monthly Fee in the amount of $200,000.

Very truly yours, Conway, Del Genio, Gries & Co., LLC
By: /s/ Michael F. Gries

Consented and Agreed to:

TLCVision Corporation

By: /s/ Brian Andrew General Counsel and Secretary

Schedule I
INDEMNIFICATION, CONTRIBUTION, LIMITATION OF LIABILITY AND MEDIATION
This Schedule I and Attachment A hereto are a part of and incorporated into that certain letter agreement (together, the “Agreement”), dated February 16, 2009 between CDG and TLCVision Corporation. All capitalized terms used but not defined herein shall have the same meaning as set forth in the Agreement.
The Company agrees to indemnify and hold harmless each of CDG and its affiliates, consultants, and independent contractors and each of their respective members, officers, directors, employees, agents, controlling parties and representatives (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against any and all Losses caused by, relating to, based upon or arising out of (directly or indirectly):
i.	this Agreement;

ii.	the Indemnified Parties’ acceptance of or the performance or non-performance of the services that are the subject of this Agreement and related activities prior to the date of this Agreement;

iii.	any document or information, whether oral or written, provided to CDG by the Company or any of its representatives; or

iv.	the breach of any representations, warranties or covenants by the Company given pursuant hereto or in connection herewith;

v.	CDG’s involvement in any Restructuring or any part thereof;

vi.	any filings made by or on behalf of any party with any governmental agency in connection with any Restructuring; or

vii.	any Restructuring (items (i) through (vii) are collectively referred to herein as the “Indemnified Events”).
As used herein, the term “Losses” shall mean any and all losses, claims, damages, liabilities, penalties, obligations and expenses, including, but not limited to, reasonable attorney’s fees, disbursements and court costs, and costs of investigation and preparation as and when incurred in investigating, preparing, pursuing or defending any action or claim (whether or not in connection with (x) pending or threatened litigation in which any Indemnified Party is a party, or may reasonably be expected to be made a party, or (y) enforcing this Agreement) and whether or not joint or several.

The Company agrees that it will not, without the prior written consent of an Indemnified Party, settle, compromise, discharge or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding based upon or in any way related to or arising out of any Indemnified Event and to which an Indemnified Party is or may reasonably be expected to be made a party unless (i) the Company has obtained a written agreement, approved by the relevant Indemnified Party (which approval shall not be unreasonably withheld or delayed) and executed by each party to such proposed settlement, compromise or discharge, or (ii) such settlement includes a provision unconditionally releasing such Indemnified Party and holding such Indemnified Party harmless against all liability in respect of claims by any releasing party relating to or arising out of the Indemnified Event. The Company will be liable for any settlement entered into by an Indemnified Party of any claim against such Indemnified Party made with the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed.

If any action, proceeding or investigation is commenced to which any Indemnified Party proposes to demand indemnification hereunder, such Indemnified Party will notify the Company with reasonable promptness; provided, however, that any failure by such Indemnified Party to notify the Company will not relieve the Company from its obligations hereunder, except to the extent that such failure shall have actually prejudiced the defense of such action. The Company will on demand, advance or pay promptly, on behalf of each Indemnified Party, all Losses that are asserted in good faith by the Indemnified Party to be subject to indemnification hereunder. Each Indemnified Party hereby undertakes, and the Company hereby accepts its undertaking, to repay any and all such amounts so advanced if it shall ultimately be determined that such Indemnified Party is not entitled to be indemnified therefor. If any such action, proceeding or investigation in which an Indemnified Party is a party or is threatened to be made a party is also against the Company, the Company may, in lieu of advancing the expenses of separate counsel for any such Indemnified Party provide such Indemnified Party with legal representation by the same counsel who represents the Company, provided such counsel is reasonably satisfactory to such Indemnified Party, at no cost to such Indemnified Party; provided, however, that if such counsel or counsel to the Indemnified Party shall determine that due to the existence of actual or potential conflicts of interest between such Indemnified Party and the Company such counsel is unable to represent both the Indemnified Party and the Company, then the Indemnified Party shall be entitled to use separate counsel of its own choice and the Company shall promptly advance its reasonable expenses of such separate counsel upon submission of invoices therefor. Nothing herein shall prevent an Indemnified Party from using separate counsel of its own choice at its own expense, and the Company agrees to cause its counsel to cooperate with such counsel to the Indemnified Party.

In the event the foregoing indemnity is unavailable to an Indemnified Party for any reason, the Company agrees to contribute to any Losses related to or arising out of any Indemnified Event. Each of the Company, on the one hand, and the Indemnified Parties, on the other, shall contribute in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) from the actual or proposed transaction giving rise to this Agreement; provided, however, in no event regardless of the legal theory advanced or the allegations made in connection therewith shall the Indemnified Parties’ aggregate contribution to the amount paid or payable to all parties exceed the aggregate fees actually received by such Indemnified Party under this Agreement. For any other Losses, or for Losses referred to in the preceding sentence if the allocation provided for therein is unavailable for any reason, the Company and CDG shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of each of the Company and the Indemnified Parties in connection with the statements, omissions or other conduct which resulted in such Losses, as well as any other relevant equitable considerations. Benefits received (or anticipated to be received) by the Company shall be deemed to be equal to the aggregate cash consideration and value of securities or any other property payable, exchangeable or transferable in such transaction or proposed transaction, and benefits received by the Indemnified Parties shall be deemed to be equal to the compensation payable by the Company to the Indemnified Parties in connection with such engagement. Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents) on the one hand or by the Indemnified Parties on the other hand. The Company and CDG agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

The Company will not be liable under the foregoing indemnification provision to any Indemnified Party to the extent that any Loss is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) on the merits to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct.

The Company agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its owners, parents, creditors or security holders for or in connection with the engagement of CDG, except to the extent of any such liability for Losses that are found in a final judgment by a court of competent jurisdiction (not subject to further appeal) on the merits to have resulted primarily and directly from such Indemnified Party’s gross negligence or willful misconduct. Notwithstanding anything contained herein to the contrary, in no event regardless of the legal theory advanced or the allegations made in connection therewith shall payments made by an Indemnified Party exceed the aggregate fees actually received by such Indemnified Party under this Agreement.

The rights provided herein shall not be deemed exclusive of any other rights to which the Indemnified Parties may be entitled under any applicable law or otherwise.

Attachment A
Dispute Resolution Procedures
The following procedures shall be used to resolve any controversy or claim (“dispute”) as provided in our letter agreement dated February 16, 2009 (the “Agreement”).
Mediation
A dispute shall be submitted to mediation by written notice to the other party or parties. In the mediation process, the parties will try to resolve their differences voluntarily with the aid of an impartial mediator, who will attempt to facilitate negotiations. The mediator will be selected by agreement of the parties. If the parties cannot otherwise agree on a mediator, one will be appointed by the American Arbitration Association (“AAA”). However, any mediator appointed by the AAA must be acceptable to all parties.
The mediation will be conducted as specified by the mediator and agreed upon by the parties. The parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute.
The mediation will be treated as a settlement discussion and therefore will be confidential. The mediator may not testify for either party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings.
Each party will bear its own costs in the mediation. The fees and expenses of the mediator will be shared equally by the parties.
The mediation shall take place in the Borough of Manhattan, New York, New York.
Arbitration
If a dispute has not been resolved within 90 days after the written notice beginning the mediation process (or a longer period, if the parties agree to extend the mediation), the mediation shall terminate and the dispute will be settled by arbitration. The arbitration will be conducted in accordance with the procedures in this document and the Commercial Arbitration Rules of the AAA. In the event of a conflict, the provisions of this document will control.
The arbitration will be conducted before a panel of three arbitrators, regardless of the size of the dispute, to be selected as follows: CDG and the Company will each select one arbitrator and the third arbitrator will be chosen by the two previously selected arbitrators. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures.
Unless provided otherwise in the Agreement, the arbitrators shall have no power to award (i) damages inconsistent with the Agreement or (ii) punitive damages or any other damages not measured by the prevailing party’s actual damages, and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a federal court deciding the matter in the same jurisdiction.
No discovery will be permitted in connection with the arbitration unless it is expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery. All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.
The result of the arbitration will be binding on the parties, and judgment on the arbitrators’ award may be entered in any court having jurisdiction.
The arbitration shall take place in the Borough of Manhattan, New York, New York.